Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Jeff Bodzewski
312-729-4270
jbodzewski@golinharris.com
Marlene Wechselblatt
212-373-6037
mwechselblatt@golinharris.com

COBRA ELECTRONICS THIRD QUARTER NET INCOME INCREASES 46%

Net Sales Increase 17.9%

CHICAGO, IL – OCTOBER 26, 2004 – Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications and navigation products, today announced that its net income increased 46 percent, to $571,000 in the third quarter of 2004 from $391,000 in the third quarter of 2003. This increase in earnings was driven by a 17.9 percent increase in net sales as compared to the prior year, as well as continued management of selling, general and administrative expenses. Cobra also maintained its strong financial position, concluding the third quarter with $1.5 million of interest-bearing debt, down from $4.4 million in the prior year’s third quarter.

For the quarter, Cobra reported net sales of $31.0 million, an increase of 17.9 percent from $26.3 million in the third quarter of the prior year. Gross margin for the third quarter was 26.2 percent, compared to 26.9 percent in the third quarter of 2003. Selling, general and administrative expenses, which were $7.3 million in the current quarter as compared to $6.6 million in the prior year’s quarter, declined as a percentage of net sales to 23.6 percent from 25.1 percent. The 46 percent increase in net income to $571,000 from $391,000 in the prior year’s quarter resulted in an increase in earnings per fully diluted share to $.09 from $.06 in the third quarter of 2003.

“We are pleased to be able to report to our shareholders an increase in both sales and net income for this quarter,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Our sales increase reflects the successful introduction and national distribution of our new mobile navigation product, the NAVONE 3000TM, as well as a strong showing from our radar detection and Citizens Band radio product categories. Additionally, Cobra’s international business was up

Cobra Third Quarter Results- 2

sharply. In Europe, sales of our new line of two-way radios and our new marine radio products were strong. Canadian sales also increased substantially as the government moved to permit the sale of longer-range GMRS two-way radios. Offsetting these increases, in part, were declines in Cobra’s domestic two-way radio business, as average selling prices and unit sales reflected the maturation of this category.”

Mr. Bazet also addressed the decline in gross margins for the quarter. “The intense competition in the two-way radio business continues to impact gross margins as retailers are pushing for lower price points and other incentives to drive traffic,” said Bazet. “However, Cobra was able to offset this decline in gross margin by closely managing selling, general and administrative expenses and reducing those expenses to 23.6 percent of sales from 25.1 percent in the prior year.”

On a year-to-date basis, net income has increased by 53.6 percent to $530,000, as compared to net income of $345,000 for the first nine months of 2003. Sales have increased by 7.3 percent, to $78.9 million from $73.5 million for the same period of 2003. Earnings per fully diluted share were $.08 for the first nine months of 2004, as compared to $.05 for the same period of 2003.

Cobra maintained its strong balance sheet position during the third quarter. The company had interest-bearing debt of $1.5 million as of September 30, 2004, as compared to $4.4 million one year earlier. Inventory decreased to $25.7 million from $30.5 million the prior year. Accounts receivable at the end of the quarter increased to $21.8 million from $15.3 million as a result of increased sales; days sales outstanding declined from the prior year. Net book value per share on September 30, 2004 increased to $9.04 from $8.76 one year ago.

Mr. Bazet also provided the company’s outlook for the fourth quarter of 2004 and reaffirmed the guidance provided previously for the year. “The fourth quarter continues to look strong, although there are warning signs in the economy, such as reduced consumer confidence and high fuel prices that cannot be ignored. We are forecasting that the fourth quarter will have sales and earnings higher than the fourth quarter of 2003. As a result, we continue to forecast that sales and earnings for the year also will be higher than those of 2003.”

Cobra will be conducting a conference call on October 26, 2004 at 11:00 a.m. EDT to discuss third quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global manufacturer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets over the last several months. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Cobra Third Quarter Results - 3

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Third Quarter Results - 4

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Net sales	$31,014	$26,304	$78,867	$73,481
Cost of sales	22,874	19,232	58,751	53,538

Gross profit	8,140	7,072	20,116	19,943
Selling, general and administrative expenses	7,312	6,615	19,288	19,483

Operating income	828	457	828	460
Other income (expense):
Interest expense	(26)	(43)	(80)	(103)
Other, net	104	238	93	214

Income before taxes	906	652	841	571
Tax provision	335	261	311	226

Net income	$571	$391	$530	$345

Net income per common share:
Basic	$0.09	$0.06	$0.08	$0.05
Diluted	$0.09	$0.06	$0.08	$0.05

Weighted average shares outstanding:
Basic	6,445	6,420	6,437	6,420
Diluted	6,559	6,506	6,607	6,491

Cobra Third Quarter Results - 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30, 2004	December 31, 2003	September 30, 2003
ASSETS:

Current assets:
Cash	$1,319	$4,736	$2,360
Accounts receivable, net	21,788	22,437	15,250
Inventories, net	25,667	20,668	30,466
Other current assets	9,127	8,550	10,889

Total current assets	57,901	56,391	58,965

Net property, plant and equipment	6,563	6,707	6,665

Total other assets	17,109	13,135	12,523

Total assets	$81,573	$76,233	$78,153

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$7,618	$3,073	$5,324
Accrued liabilities	4,641	6,932	4,286

Total current liabilities	12,259	10,005	9,610

Non-current liabilities:
Long-term debt	1,485	0	4,359
Deferred taxes	3,836	3,836	3,673
Deferred compensation	5,285	4,556	4,300
Other long-term liabilities	465	135	0

Total non-current liabilities	11,071	8,527	12,332

Total shareholders’ equity	58,243	57,701	56,211

Total liabilities and shareholders’ equity	$81,573	$76,233	$78,153